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EXHIBIT 99.1

First Quarter Results

    For the quarter ended March 31, 2001, total revenues increased to $25.7 million, a 26.8% sequential increase over 4Q00 and a 250.5% increase versus $7.3 million from the comparable period in 2000. Gross profit for the first quarter of 2001 expanded to $8.08 million, up 34.6% from gross profit of $6.0 million in the previous quarter and an increase of 473.5% versus the $1.41 million in gross profit during the first quarter of 2000. Gross margins increased by 180 BP during the quarter, rising to 31.4% from 29.6% in the fourth quarter of 2000 and 19.2% from the prior year. The total net loss for the first quarter of 2001 was $15.0 million or ($0.16) per share. Before non-cash stock option compensation charges, the net loss for the first quarter was $13.8 million or ($0.15) per share.

    At March 31, 2001, the company had $84.1 million in cash, restricted cash and short-term investments. Capital expenditures in the quarter of $17.5 million were primarily related to continued investment in improving UIX systems, starting Class 2 UTX deployment, UTX site enhancements such as power upgrades for specific customer requirements, and the roll out of the company's grooming strategy. Much of the capital expenditures for the year are front-end loaded. Capital expenditures for the remainder of the year are expected to be approximately $14 to $16 million, bringing the total for the year to $32 to $34 million.

    SG&A, which reached $21.5 million for Q1, is expected to increase only nominally through the rest of the year. Employee headcount at quarter-end was 443, up only 3% from Q4. Because of the company's increasing efficiency, headcount is also expected to remain relatively flat for the rest of the year. The company anticipates ending the year with cash of about $45 million.

UNIVERSAL ACCESS, INC
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Quarter Ended
	March 31, 2001	December 31, 2000	March 31, 2000
Revenues	$25,711	$20,281	$7,335
Operating expenses:
Cost of circuit access	17,630	14,277	5,926
Operations and administration (excluding stock option plan compensation)	21,499	20,240	9,740
Operations and administration (stock option plan compensation)	1,203	526	840
Depreciation & amortization	1,868	2,193	566

Total operating expenses	42,200	37,236	17,072

Operating loss	(16,489)	(16,955)	(9,737)

Other income (expense), net	1,490	2,375	663

Net loss	(14,999)	(14,580)	(9,074)

Basic and diluted net loss per share	($0.16)	($0.16)	($0.22)
Shares used in computing basic and diluted net loss per share	91,325	90,668	41,097

UNIVERSAL ACCESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2001	December 31, 2000
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$72,932	$107,356
Accounts receivable, net	17,133	15,404
Prepaid expenses and other current assets	4,446	5,911
Total current assets	94,511	128,671

Restricted cash	11,118	10,751
Property and equipment, net	94,615	78,675
Intangible assets, net	6,633	6,925
Long-term investments	2,000	2,000

Total Assets	$208,877	$227,022

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$31,372	$38,994
Unearned revenue	9,985	7,971
Current portion of long-term debt	1,221	1,233

Total current liabilities	42,578	48,198
Notes payable and other long-term debt	854	1,153
Other liabilities	323	309

Total liabilities	43,755	49,660
Total stockholders' equity	165,122	177,362

Total liabilities and stockholders' equity	$208,877	$227,022

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UNIVERSAL ACCESS, INC CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (in thousands, except per share data)
UNIVERSAL ACCESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)